UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C.   20549

                                    FORM 8-K/A

                                  (Amendment No. 1)

                                   CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF THE
                          SECURITIES EXCHANGE ACT OF 1934


                           Date of Report: JUNE 18, 1997
                         (Date of earliest event reported)


                             COMPUTER DATA SYSTEMS, INC.
                (Exact name of registrant as specified in its charter)


                             Commission file number 1-6002


         MARYLAND                                            52-0882982
-------------------------                                ------------------
(State or other jurisdiction                            (IRS Employer ID No.)
of incorporation or organization)

     ONE CURIE COURT
   ROCKVILLE, MARYLAND                                       20850-4389
--------------------------                               ------------------
(Address of principal executive offices)                     (Zip Code)

Registrant's telephone number, including area code (301) 921-7000
                                                   --------------

Item 1.     N/A

Item 2.     Acquisition or Disposition of Assets

            On June 18, 1997, Computer Data Systems, Inc. ("CDSI") completed the acquisition of Analytical Systems Engineering Corporation, a Massachusetts corporation ("ASEC"). Under the terms of the Amended and Restated Transaction Agreement (the "Transaction Agreement) (previously filed as an exhibit to the Form 8-K filed on June 27, 1997), CDSI acquired all of the issued and outstanding capital stock of ASEC for approximately $51 million. The shareholders of ASEC received ninety percent of the purchase price in cash and ten percent in shares of CDSI Common Stock valued for purposes of the Transaction Agreement at $27.50 per share. The cash portion of the purchase price was borrowed under a loan administered by

            NationsBank, N.A. (a copy of the Credit Agreement was filed as an exhibit to the Form 8-K filed on June 27, 1997).

            In connection with the transaction, James W. Henderson, President and previously the majority owner of ASEC, was appointed to the Board of Directors of CDSI. ASEC will continue its operations as a wholly-owned subsidiary of CDSI. ASEC provides engineering and technical services to the intelligence and defense agencies of the U.S. Government.

            The foregoing discussion is qualified in its entirety by reference to the exhibits to this Form 8-K (either attached hereto or previously filed).

Items 3- 6. N/A

Item 7.     Financial Statements and Exhibits

            (a)   Financial statements of business acquired

Board of Directors
Analytical Systems Engineering Corporation
5 Burlington Woods Drive
Burlington, Massachusetts  01803


                          INDEPENDENT AUDITORS' REPORT

We have audited the accompanying consolidated balance sheets of Analytical Systems Engineering Corporation and its subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of earnings and retained earnings,and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Analytical Systems Engineering Corporation and its subsidiaries as of December 31, 1996 and 1995, and the consolidated results of its earnings and its cash flows for the years then ended, in conformity with generally accepted accounting principles.


/s/ Anstiss & Co., P.C.
ANSTISS & CO., P.C.
January 29, 1997

     ANALYTICAL SYSTEMS ENGINEERING CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS
                      DECEMBER 31, 1996 AND 1995

ASSETS
                                                     1996             1995
                                                     ----             ----
Current Assets:
  Cash and Cash Equivalents                      $ 5,599,400       $  482,000
  Account Receivable                              12,639,000        8,738,700
  Unbilled Contract Costs and Fees                 1,249,300        1,730,000
  Other Current Assets                             1,333,100        1,248,800
  Deferred Income Taxes                              342,800          345,400

  Total Current Assets                            21,163,600       12,544,900
                                                  ----------       ----------
Property and Equipment - Net                         627,500          410,700

Other Assets:
  Intangible and Deferred Assets                     415,200        1,527,100
  Investments                                        520,000          520,000
  Other Assets and Deferred Charges                  479,000          919,600
                                                  ----------       ----------

  Total Other Assets                               1,414,200        2,966,700

Total Assets                                     $23,205,300      $15,922,300
                                                  ==========       ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Accounts Payable                               $ 8,026,700      $ 3,156,900
  Accrued Expenses and Other Current Liabilities   3,564,000        2,491,400
  Billings in Excess of Costs and Fees               881,100          175,700
  Current Maturities of Long-Term Debt             1,600,000        1,600,000
                                                  ----------       ----------

  Total Current Liabilities                       14,071,800        7,424,000

Other Liabilities:
  Long-term Debt                                   3,989,800        5,582,900
  Deferred Income Taxes                              986,200          892,900
  Minority Interest in Subsidiary                     72,500           22,500
                                                  ----------       ----------

Total Liabilities                                 19,120,300       13,922,300

Commitments and Contingencies                              -                -

Stockholders' Equity
  Common Stock                                         8,400            8,300
  Capital in Excess of Par Value                     909,000          900,300
  Retained Earnings                                3,167,600        1,091,400

  Total Stockholders' Equity                       4,085,500        2,000,000

Total Liabilities and Stockholders' Equity       $23,205,300      $15,922,300

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

         ANALYTICAL SYSTEMS ENGINEERING CORPORATION AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF EARNINGS & RETAINED EARNINGS
                        DECEMBER 31, 1996 AND 1995

                                                    1996             1995
                                                    ----             ----
Revenue Earned                                  $ 64,667,600     $ 43,520,600

Cost of Revenue Earned                            46,846,400       28,832,700
                                                  ----------       ----------

Gross Margin on Revenue Earned                    17,821,200       14,687,900

Operating Expenses                                13,651,900       12,267,100
                                                  ----------       ----------

Earnings from Operations                           4,169,300        2,420,800
                                                  ----------       ----------

Other Expenses:
  Interest - Net                                     698,300          975,300
  Minority Interest in Subsidiary Net Income          50,100            1,500
                                                  ----------        ---------

  Total Other Expenses                               748,400          976,800
                                                  ----------        ---------

Earnings Before Provision for Income Taxes         3,420,900        1,444,000

Provision for Income Taxes                         1,344,700          566,900
                                                  ----------       ----------

Net Earnings                                       2,076,200          877,100

Retained Earnings at Beginning of Year             1,091,400          214,300
                                                  ----------        ---------

Retained Earnings at End of Year                $  3,167,600     $  1,091,400
                                                  ==========       ==========

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

           ANALYTICAL SYSTEMS ENGINEERING CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             DECEMBER 31, 1996 AND 1995
                                                     1996           1995
                                                     ----           ----
Cash Flows from Operating Activities:
Net Earnings                                      $ 2,076,200     $   877,100

Adjustments to Reconcile Net Earning to Net Cash
  Flows from Operating Activities:
  Minority Interest in Subsidiaries                    50,100           1,500
  Depreciation and Amortization                     1,317,400       1,289,700
  Other                                               102,800         151,200
  Changes in Assets and Liabilities:
     (Increase) decrease in:
       Accounts Receivable                         (3,900,300)        564,300
       Unbilled Contract Costs and Fees               480,700        (299,800)
       Other Current Assets                           169,900          84,800
       Intangible Assets                                    -         (74,300)
     Increase (decrease) in:
       Accounts Payable                             4,869,800          21,200
       Accrued Expenses and Other Current
         Liabilities                                1,163,600         (35,200)
       Billings in Excess of Costs and Fees           614,400          20,300
                                                   ----------       ---------
  Net Cash from Operating Activities                6,944,600       2,600,800
                                                   ----------       ---------

Cash Flows from Investing Activities:
  Purchase of Property and Equipment                 (446,000)       (197,500)
  Current and Other Assets                            210,000         (68,900)
                                                   ----------       ---------
  Net Cash Applied to Investing Activities           (236,000)       (266,400)
                                                   ----------       ---------

Cash Flows from Financing Activities:
  Payments on Debt Financing                       (1,600,000)     (2,600,000)
  Proceeds from Exercise of Stock Options               8,800           2,500
                                                   ----------      ----------
  Net Cash Applied to Financing Activities         (1,591,200)     (2,597,500)
                                                   ----------      ----------

Net Increase (Decrease) in Cash and Cash
  Equivalents                                       5,117,400        (263,100)

Cash and Cash Equivalents at Beginning of Year        482,000         745,100

Cash and Cash Equivalents at End of Year          $ 5,599,400      $  482,000
                                                   ==========       =========
Income Taxes Paid                                 $ 1,249,900      $  434,500
Interest Paid                                     $   779,400      $  981,100


   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

            ANALYTICAL SYSTEMS ENGINEERING CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            DECEMBER 31, 1996 AND 1995

NOTE 1 - OPERATIONS

     Analytical Systems Engineering Corporation (the Company) is a global integration and technical service company providing system engineering and integration services for telecommunications, information and intelligence systems for the U.S. Department of Defense and other U.S. and foreign government agencies.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     PRINCIPALS OF CONSOLIDATION
     The consolidated financial statements of the Company include the accounts of its two wholly-owned subsidiaries, Public Systems Corporation (PSC) and ASEC Limited, Inc. (ASEC Ltd.); and its three 80 percent owned subsidiaries, ASEC International Incorporated (ASEC Int'l), ASEC Systems, Inc. (ASEC Systems), and ASEC Security International, Inc. (ASEC Security). All significant intercompany transactions and balances have been eliminated in consolidation.

     USE OF ESTIMATES
     The financial statements are prepared in conformity with generally accepted accounting principles which require management to make estimates and assumptions that effect the reported amounts of assets, liabilities, revenues and expenses for the reporting periods. Actual results could differ from those estimates.

     REVENUES
     The Company derives revenues primarily from contracts with the United States Department of Defense and other Federal agencies. Revenue on cost reimbursable contracts is recognized based on costs incurred with a proportionate amount of the fee. Revenue on time and material contracts is recognized based on actual hours delivered at the contractual hourly rate plus the cost of any materials incurred. Revenue of fixed price contracts is recognized using the percentage of completion method wherein a percentage of the total contract revenue is recognized based on the relationship of costs incurred to total expected costs.

     CASH EQUIVALENTS
     The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

     ACCOUNTS RECEIVABLE
     The Company provides for an allowance for doubtful accounts based upon anticipated collectibility of each contract billing. As of December 31, 1996 and 1995, no reserve was deemed necessary. For the years ended December 31, 1996 and 1995, $0 and $22,300 of bad debts were charged against earnings respectively. Accounts receivable includes contract retentions of $266,200 and $378,300 at December 31, 1996 and 1995, respectively.

              ANALYTICAL SYSTEMS ENGINEERING CORPORATION AND SUBSIDIARIES
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            DECEMBER 31, 1996 AND 1995

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     CONCENTRATIONS OF CREDIT RISK
     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash equivalents and trade receivables. The Company's cash equivalents consist of U.S. Government mutual funds placed with BayBank Capital Markets. Trade receivables result primarily from contracts with the U.S. Department of Defense and other Federal agencies. The credit risk associated with financial instruments and trade receivables is considered to be minimal.

     PROPERTY AND EQUIPMENT
     Property and equipment are stated at cost. Major improvements and betterments are capitalized. Expenditures for maintenance and repairs which do not extend the life of the applicable assets are charged to expense as incurred. Furniture, equipment and computers are generally depreciated over a five-year period using accelerated and straight-line methods. Improvements to leased property are amortized over the shorter of their estimated useful lives or the lease term. Depreciation and amortization expense charged to current year operations was $229,200 and $213,400 for the years ended December 31, 1996 and 1995, respectively.

     Property and equipment consisted of the following at December 31:

                                               1996               1995
                                               ----               ----

     Furniture and Equipment              $   1,471,300      $   1,481,300
     Computer Equipment                       1,844,800          1,516,500
     Leasehold Improvements                     230,200            157,000
                                            -----------        -----------

       Total                                  3,546,300          3,154,800
     Less:  Accumulated Depreciation
             and Amortization                 2,918,800          2,744,100
                                            -----------        -----------

     Property and Equipment - Net          $    627,500      $     410,700
                                            ===========       ============

     INTANGIBLE AND DEFERRED ASSETS
     At December 31, 1996 and 1995 intangible and deferred assets consisted of covenants not to compete, capitalized lease acquisition costs, software development costs, and deferred financing costs in the amount of $1,494,500 and $2,582,900 (net of accumulated amortization of $3,976,700 and $3,121,500), respectively. At December 31, 1996 and 1995 the long-term portion was $415,200 and $1,527,100 and the current portion was $1,079,300 and $1,055,800, respectively. Amortization is computed on the straight-line method over periods ranging from five to eight years. The amount of amortization charged to operations was $1,088,200 and $1,076,300 for the years ended December 31, 1996 and 1995, respectively.

         ANALYTICAL SYSTEMS ENGINEERING CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1996 AND 1995

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     DEFERRED INCOME TAXES
     Deferred income taxes are computed under the asset and liability approach (FASB 109) whereby deferred taxes are recorded based on temporary differences between the financial statement and tax basis of assets and liabilities. Deferred income taxes are calculated using enacted tax rates in effect for the year in which the differences are expected to reverse. The principal assets and liabilities giving rise to such differences are investments, accrued compensation, and accumulated depreciation.

     INCOME TAXES
     Low income housing tax credits, passed through from an investment interest in a limited partnership, are accounted for as a reduction of income tax expense in the year the credit is available for use under the flow-through method.

NOTE 3 - OTHER CURRENT ASSETS


     Other current assets consisted of the following at December 31:

                                                   1996             1995
                                                   ----             ----
     Intangibles (Note 2)                       $1,079,300      $1,055,800
     Prepaid Expenses and Other Current Assets     253,800         193,000
                                                $1,333,100      $1,248,800
                                                 =========       =========

NOTE 4 - INVESTMENTS

     Investments consist of a less than five percent interest in the Harbor Point Apartments Company Limited Partnership, (a low income housing project), which is being carried at estimated net realizable value of $389,300. The Company utilized for income tax purposes, partnership losses of $202,500 and $151,400 and low income housing credits of $53,000 and $53,100 in 1996 and 1995, respectively. The Company also has a forty-nine percent interest in a Saudi Arabian Limited Liability Partnership recorded at a cost of $130,700. The equity method was not utilized due to the significant influence exercisable by shareholders representing a majority ownership.

NOTE 5 - DEBT

     Note payable consisted of a revolving line of credit with BayBank which permits borrowings up to $6,000,000, with interest payable monthly at the bank's prime rate or at the Company's option the London Inter-Bank Offering Rate (LIBOR) plus two and one half percent. The line expires on April 30, 1997. At December 31, 1996 there was no balance outstanding on this credit line.

             ANALYTICAL SYSTEMS ENGINEERING CORPORATION AND SUBSIDIARIES
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995

NOTE 5 - DEBT (CONTINUED)

     The Company also has a letter of credit commitment with BayBank in the amount of $1,000,000 which expires on April 30, 1997. At December 31, 1996 there were outstanding standby letters of credit in the amount of $106,700.

     Long term debt at December 31, 1996 consisted of term loan agreements with BayBank and Massachusetts Capital Resource Company (MCRC). The BayBank loan had an outstanding balance at December 31, 1996 of $3,000,000. The loan requires principal payments of $200,000 per quarter thorough September 30, 2000. Interest is payable monthly at the bank's prime rate or the LIBOR rate plus two and three quarter percent.

     BayBank has a security interest in substantially all assets of the Company and its subsidiaries.

     The loan agreement with Massachusetts Capital Resource Company (MCRC) had an outstanding balance at December 31, 1996 of $2,600,000 (inclusive of deferred interest of $10,200). Interest is payable quarterly at an interest rate of 12%. MCRC's note is subordinated to BayBank's interest and is secured by substantially all assets of the Company and its subsidiaries. Principal payments of $200,000 are due quarterly, with final maturity on March 31, 2000.

     The aggregate minimum maturities of long-term debt as of December 31, 1996 for the next four years are: $1,600,000, $1,600,000, $1,600,000 and
     $789,800.

     The loan agreements with BayBank and MCRC contain covenants which, among other things, require the Company to maintain certain financial ratios, specified levels of equity, and other restrictions. At December 31, 1996 the Company was in compliance with all financial covenants.

NOTE 6 -  STOCKHOLDERS' EQUITY

     STOCK SPLIT
     On July 2, 1995 the Board of Directors authorized a ten-for-one stock split to be distributed to shareholders of record on July 2, 1995. In addition, authorized shares were increased from 200,000 to 2,500,000. All references in the financial statements to the number of shares have been retroactively restated to reflect the increased number of common shares outstanding.

             ANALYTICAL SYSTEMS ENGINEERING CORPORATION AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995

NOTE 6 - STOCKHOLDERS' EQUITY (CONTINUED)

     COMMON STOCK
     At December 31, 1996 there were 2,500,000 shares of $.01 par value common stock authorized, of which 838,540 shares were issued and outstanding, and 390,000 shares were reserved for possible issuance under the Company's stock option plans. During the current year 5,000 shares of common stock were issued pursuant to the Company's stock option plans resulting in an increase in common stock of $100 and capital in excess of par value of $8,700. During 1995 the Company issued common stock in exchange for a note receivable in the amount of $585,000.

     WARRANTS
     Massachusetts Capital Resource Company (MCRC) has 252,140 common stock purchase warrants (warrants) which are exercisable at a per share price of $4.92. The warrants expire on the later of March 31, 2000 or the date the MCRC loan and accrued interest is paid in full. Under the terms of the warrant agreement, the exercise price and/or the number of shares exercisable are adjusted upon the occurrence of any event that would result in a dilution of MCRC's present equity position.

     STOCK OPTION PLANS
     The Company has two active stock option plans.

     The "1982 Stock Option Plan" was approved by the Board of Directors on August 9, 1982. The option price per share could not be less than the fair value of a share on the date the option was granted, and the maximum term of an option could not exceed 10 years. Granting of options under this plan expired in 1992.

     The "1995 Combination Stock Option Plan" was approved by the Board of Directors on July 2, 1995. The plan provides for the granting of a maximum of 500,000 stock options to key employees. The option price per share may not be less than the fair value of a share on the date the option is granted, and the maximum term of an option may not exceed 10 years.

           ANALYTICAL SYSTEMS ENGINEERING CORPORATION AND SUBSIDIARIES
                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            DECEMBER 31, 1996 AND 1995

NOTE 6 - STOCKHOLDERS' EQUITY (CONTINUED)

     Information regarding the Company's stock option plans is summarized below:

                                                 Number          Weighted
                                                   of             Average
                                                 Options       Exercise Price
                                                 -------       --------------
Outstanding at December 31, 1994                175,000            $2.25
Granted                                         280,000             2.27
Less:  Exercised                                250,000             2.35
Less:  Canceled                                  30,000             1.10
                                                -------

Outstanding at December 31, 1995                175,000             2.33
Granted                                          20,000             4.92
Less:  Exercised                                  5,000             1.75
                                                -------
Outstanding at December 31, 1996
                                                190,000             2.60
                                                =======

</TABLE)
Options outstanding and exercisable at December 31, 1996 was as follows:


                   Number                  Remaining
                     of                   Contractual              Exercise
                   Options                Life (Years)              Price
                   -------                ------------             --------
                  125,000                    2.25                  $2.60
                   30,000                    8.50                   1.60
                   20,000                    9.00                   4.92
                   15,000                     .04                   1.75
                  -------
                  190,000
                  =======

     The Company applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its plans. Accordingly, no compensation expense has been recognized for its stock-based compensation plans. Had compensation cost for the Company's stock option plans been determined in accordance with the methodology prescribed under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, the Company's net income would have been reduced by $0 and $11,600 for the years ended December 31, 1996 and 1995. The weighted average fair value of options granted during 1996 was estimated at $2.40 on the grant date using the "minimum value option pricing model" with the following weighted average

            ANALYTICAL SYSTEMS ENGINEERING CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1996 AND 1995

NOTE 7 - PROVISION FOR INCOME TAXES

     assumptions: risk free interest rate of 5.6%, expected life of five years, and no values assigned to dividend yield, volatility or forfeitures. Restrictions placed on the options granted have been incorporated in management's estimate of the market price of the Company's stock on the grant date.

     The provision for income taxes as of December 31, 1996 consisted of the following:


     Current Tax Provision:                    Federal            State
                                               -------            -----
     Income taxes payable                     $1,052,100      $  249,700
     Less:  Low income housing tax credit         53,000              -
                                               ---------       ---------

     Adjusted Current Tax Liability              999,100         249,700

     Deferred Tax Provision:

     Partnership timing differences               67,700          20,900
     Other timing differences                      5,900           1,400
                                                --------        --------
     Total Deferred Tax Provision                 73,600          22,300

     Provision for Income Taxes               $1,072,700       $ 272,000
                                               =========        ========


NOTE 8 - COMMITMENTS AND CONTINGENCIES

     The Company occupies certain office and storage facilities under lease agreements with original terms ranging from one to five years. Many of the leases have renewal options with similar terms. All of the lease agreements are accounted for as operating leases. Approximate future minimum rental payments for which the Company is obligated are as follows:

                         Year                    Amount
                         ----                    ------
                        1997                  $1,000,700
                        1998                     494,400
                        1999                      50,200


     Net minimum rental expense charged to operations was approximately $878,000 and $939,200 (net of sublease rentals of $148,500 and $133,700)
     for the years ended December 31, 1996 and 1995, respectively. Future anticipated minimum sublease rental income is $148,500 per year for 1997 and 1998 and $12,400 for 1999.

           ANALYTICAL SYSTEMS ENGINEERING CORPORATION AND SUBSIDIARIES
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         DECEMBER 31, 1996 AND 1995

NOTE 8 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

     The U.S. Government has the right to audit and make retroactive adjustments under certain contracts. Audits through 1993 have been completed and in the opinion of management, adjustments, if any, resulting from audits for the years 1994 through 1996 will not have a material effect on the Company's financial position, results of operations, or liquidity.

     The Company has a noncancelable consulting agreement expiring in March 1999. The amount charged to operations in 1996 was $200,000 and the minimum obligation remaining on the agreement as of December 31, 1996 was approximately $433,000.

NOTE 9 - DEFERRED COMPENSATION PLANS

     The Company maintains independently trusteed, and Internal Revenue Service qualified, deferred compensation profit sharing and salary reduction (401K) plans covering substantially all of its employees. Contributions to the profit sharing plan are at the discretion of the Board of Directors. For the years ended December 31, 1996 and 1995, the Board of Directors voted a contribution of $600,000 and $465,000, respectively. The 401K plan is funded entirely with employee contributions.

NOTE 10 - RELATED PARTY TRANSACTIONS

     At December 31, 1996 the Company had an unsecured loan receivable from a stockholder in the amount of $485,000. Interest is payable annually at 6% with the principal balance maturing on December 1, 2000. Accounts receivable at December 31, 1996, in the amount of $244,900 are due from a Saudi Arabian Limited Liability Partnership in which the Company has a 49% ownership interest.

      (b)   Pro Forma financial information

             COMPUTER DATA SYSTEMS, INC. AND SUBSIDIARIES
        PRO FORMA CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)

The following unaudited pro forma consolidated balance sheet as of March 31,1997 presents the financial position of the Company as if the acquisition of Analytical Systems Engineering Corporation ("ASEC") had occurred on March 31, 1997. The unaudited pro forma consolidated balance sheet as of March 31, 1997 combines, with appropriate adjustments, the Company s unaudited consolidated balance sheet as of March 31, 1997 and the unaudited consolidated balance sheet of ASEC as of March 31, 1997.

The unaudited pro forma consolidated statements of income for the nine months ended March 31, 1997 and the year ended June 30, 1996 present the results of operations of the Company for such period and such year as if the acquisition of ASEC had occurred at the beginning of the periods presented (as of July 1, 1995). The unaudited pro forma consolidated statement of income for the nine months ended March 31, 1997 combines, with appropriate adjustments, the Company s and ASEC s unaudited consolidated results of operations for the nine months ended March 31, 1997. The unaudited pro forma consolidated statement of income for the year ended June 30, 1996 combines, with appropriate adjustments, the Company s audited consolidated results of operations for its fiscal year ended June 30, 1996 and the unaudited consolidated results of operations for ASEC for the twelve months ended June 30, 1996. Certain reclassifications were made to conform the historical financial statements of ASEC with the Company's historical financial statements.

The unaudited pro forma consolidated financial statements have been prepared on the basis of assumptions and estimates. The pro forma adjustments represent the Company s determinations of these adjustments and are based on available information and certain assumptions the Company considers reasonable under the circumstances. Final amounts could differ from those set forth herein. The unaudited pro forma consolidated financial statements might not be indicative of the results of operations that would have been achieved if the acquisition of ASEC had been effected on the dates indicated or which might be achieved in the future. The unaudited pro forma consolidated financial statements and notes thereto should be read in conjunction with the Company s "Selected Financial Data," "Management s Discussion and Analysis of Financial Condition and Results of Operations," and the annual consolidated financial statements of the Company, not included herein, and ASEC, included herein.

                    COMPUTER DATA SYSTEMS, INC. AND SUBSIDIARIES
                        PRO FORMA CONSOLIDATED BALANCE SHEET
                               AS OF MARCH 31, 1997
                                    (UNAUDITED)
                                   (in thousands)
                                                            PRO FORMA
                                  HISTORICAL              ASEC Acquisition
                              ----------------------   ------------------------
                                CDSI       ASEC (A)    Adjustments Ref Combined
                                ----       --------   -----------  --- --------
ASSETS
Current Assets:
Cash and cash equivalents      $ 13,229    $ 3,107                     $ 16,336
Accounts receivable              67,151     11,898         (873)  (B)    78,176
Deferred income taxes             1,252        343        1,994   (C)     3,589
Income tax refunds receivable     1,879                   1,741   (C)     3,620
Prepaid expenses and deposits     1,712      1,586       (1,039)  (B)     2,259
                                -------     ------       -------         ------
Total Current Assets             85,223     16,934        1,823         103,980

Long-term investments             1,862        520         (339)  (B)     2,043
Land, building, & equipment      26,326        742                       27,068
Intangible assets                 3,416                   44,870  (D)    48,286
Other assets                      4,451        568          (464) (B)     4,555
TOTAL ASSETS                   $121,278    $18,764      $ 45,890       $185,932

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable & accrued
  liabilities                  $ 31,068    $ 3,614                     $ 34,682
Accrued wages and related
  benefits                       15,173      4,402           (52) (B)    19,523
Current income taxes payable        156                                     156
Current portion of notes payable             1,600         5,254  (E)     6,854
                                 ------     ------       -------        -------
Total Current Liabilities        46,397      9,616         5,202         61,215
Long-term debt                               3,591        37,555  (E)    41,146
Deferred compensation             4,156                                   4,156
Deferred income taxes               216      1,007         2,583  (F)     3,806
Minority interest in
  subsidiaries                                  75           (75) (G)         0
                                 ------     ------        ------         ------
Total Liabilities                50,769     14,289        45,265        110,323
                                 ------     ------        ------        -------
Stockholders' equity:
Comon stock                         605          8            11  (G)       624
Capital in excess of par value   11,252        918         4,163  (G)    16,333
Retained earnings                58,652      3,549        (3,549) (G)    58,652
                                 ------     ------        ------        -------
Total stockholders' equity:      70,509      4,475           625         75,609
                                 ------     ------        ------        -------
TOTAL LIABILITIES & STOCKHOLDERS'
  EQUITY                       $121,278    $18,764       $45,890       $185,932
                                =======     ======        ======        =======
                See Notes to Pro Forma Consolidated Balance Sheet
                              as of March 31, 1997.

                  COMPUTER DATA SYSTEMS, INC. AND SUBSIDIARIES
                  NOTE TO PRO FORMA CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 1997

(A)
    Information obtained from the March 31, 1997 unaudited consolidated balance sheet of ASEC. Certain amounts reported in ASEC's historical financial information have been reclassified to conform with the Company's presentation in the Pro Forma Consolidated Balance Sheet.

(B)
    Adjusts assets and liabilities to their respective fair values.

(C)
    Reflects tax-related assets generated by exercise of all outstanding stock options of ASEC coincident with closing of acquisition. Income tax assets consist of effect of deductions for compensation triggered by option exercises.

(D)
    Reflects intangible assets, principally goodwill, originating from the Company's purchase of all outstanding stock of ASEC. Represents the allocation of the excess purchase price sing the purchase method of accounting for the transaction after adjusting the assets acquired and liabilities assumed to their respective fair values.

(E)
    Adjusts for the Company's financing associated with the transaction and the extinguishment of ASEC's existing debt coincident with the acquisition.

(F)
    Reflects deferred taxes associated with the creation of the identifiable intangible assets on acquisition of ASEC's stock.

(G)
    Eliminates the equity of ASEC, ASEC's minority interest, and reflects the CDSI stock, valued at $5.1 million, issued as part of the consideration for the purchase of the outstanding shares of ASEC.

                 COMPUTER DATA SYSTEMS, INC. AND SUBSIDIARIES
                  PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
                   FOR THE NINE MONTHS ENDED MARCH 31, 1997
                                  (UNAUDITED)
                    (in thousands, except per share amounts)

                                                           PRO FORMA
                           HISTORICAL                  ASEC Acquisition
                       ---------------------       --------------------------
                       CDSI         ASEC (A)       Adjustments  Ref  Combined
                       ----         --------       -----------  ---  --------
Revenues             $221,061       $53,123                          $274,184
                      -------        ------                           -------
Costs & expenses:
Salaries, wages, and
  benefits            110,319        21,422         $  (783)  (B)     130,958
Subcontractors         77,750        21,275                            99,025
Travel, relocation,
  and subsistence       2,032         1,764                             3,796
Rental of space and
  equipment             1,117         1,404                             2,521
Depreciation and
  amortization          2,878           831             914  (C)        4,623
Other operating and
  administrative
  costs                13,555         3,234            (187) (D)       16,602
                      -------        ------          ------           -------
Total costs and
  expenses            207,651        49,930             (56)          257,525
                      -------        ------          ------           -------
Income from
  operations           13,410         3,193              56            16,659
Interest and other
  income (expense),
  net                     (51)         (469)          (1,601) (E)      (2,121)
                       ------        ------           ------          -------
Income before income
  taxes                13,359         2,724           (1,545)          14,358
Provision for income
  taxes                 5,327         1,089             (618) (F)       5,798
                       ------        ------           ------          -------
Net income           $  8,032       $ 1,635          $  (927)        $  8,740
                       ======        ======           ======          =======

Net income per share $   1.30                                        $   1.38
                       ======                                         =======

Weighted average
  shares outstanding    6,169                                           6,354
                       ======                                         =======



             See Notes to Pro Forma Consolidated Statement of Income
                    for the Nine Months Ended March 31, 1997.

[CAPTION]

                  COMPUTER DATA SYSTEMS, INC. AND SUBSIDIARIES
             NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                    FOR THE NINE MONTHS ENDED MARCH 31, 1997



(A)
    Information obtained from the unaudited interim financial statements of ASEC for the nine months ended March 31, 1997. Certain amounts reported in ASEC's historical financial information have been reclassified to conform with the Company's presentation in the Pro Forma Consolidated Statement of Income.

(B)
    Reflects savings expected as a result of certain ASEC officers being paid in accordance with new employment contracts.

(C)
    Reflects the additional amortization of expense of approximately $1.7 million resulting from the allocation of the excess cost of the acquisition to intangible assets (principally goodwill) after recording the fair value of the assets acquired and the liabilities assumed, and the net reduction in depreciation and amortization expense of approximately $.8 million as a result of recording the ASEC assets at their respective fair values.

(D)
    Reflects the reduction in outside services paid to consultants for duplicative services.

(E)
    Reflects $2.1 million in interest expense for the financing of the transaction based upon the terms of the Company's term loan funded specifically for this acquisition, and a $.5 million reduction in interest expense on ASEC's debt that was extinguished in connection with the closing of the acquisition.

(F)
    Reflects the income tax effect for the pro forma adjustments at ASEC's effective tax rate.

              COMPUTER DATA SYSTEMS, INC. AND SUBSIDIARIES
               PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                    FOR THE YEAR ENDED JUNE 30, 1996
                               (UNAUDITED)
                (in thousands, except per share amounts)

                                                           PRO FORMA
                         HISTORICAL                   ASEC Acquisition
                     ---------------------       ---------------------------
                       CDSI        ASEC (A)       Adjustments  Ref   Combined
                       ----        --------       -----------  ---   --------
Revenues             $251,099       $47,099                          $298,198
                      -------        ------                           -------
Costs & expenses:
Salaries, wages,
  and benefits         135,371        25,144         $  (595) (B)     159,920
Subcontractors          78,481        12,738                           91,219
Travel, relocation,
  and subsistence        2,786           850                            3,636
Rental of space and
  equipment              1,962         1,553                            3,515
Depreciation and
  amortization           3,420         1,144           1,716  (C)       6,280
Other operating and
  administrative costs  13,349         2,873            (300) (D)      15,922
                       -------        ------          ------          -------
Total costs and
  expenses             235,369        44,302             821          280,492
                       -------        ------          ------          -------
Income from
  operations            15,730         2,797            (821)          17,706
Interest and other
  income (expense),
  net                      268          (844)         (2,336) (E)      (2,912)
                        ------         -----          ------          -------
Income before income
  taxes                 15,998         1,953          (3,157)          14,794
Provision for income
taxes                    6,229           781          (1,263) (F)       5,747
                        ------         -----          ------           ------
Net income            $  9,769       $ 1,172         $(1,894)        $  9,047
                       =======        ======          ======          =======

Net income per share  $   1.65                                       $   1.48
                       =======                                        =======

Weighted average
  shares outstanding     5,936                                          6,121
                       =======                                        =======



             See Notes to Pro Forma Consolidated Statement of Income
                        for the Year Ended June 30, 1996.

                   COMPUTER DATA SYSTEMS, INC. AND SUBSIDIARIES
             NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JUNE 30, 1996

(A)
   Information obtained from the unaudited interim financial statements of ASEC for the 12 months ended June 30, 1996. Certain amounts reported in ASEC's historical financial information have been reclassified to conform with the Company's presentation in the Pro Forma Consolidated Statement of Income.

(B)
   Reflects savings expected as a result of certain ASEC officers being paid in accordance with employee contracts as opposed to salaries and bonuses previously paid.

(C)
   Reflects the additional amortization of expense of approximately $2.8 million resulting from the allocation of the excess cost of the acquisition to intangible assets (principally goodwill) after recording the fair value of the assets acquired and the liabilities assumed, and the net reduction in depreciation and amortization expense of approximately $1.1 million as a result of recording the ASEC assets at their respective fair values.

(D)
   Reflects the reduction in outside services paid to consultants, primarily to a former ASEC officer, for duplicative services.

(E)
   Reflects $3.1 million in interest expense for the financing of the transaction based upon the terms of the Company's term loan funded specifically for this acquisition, and a $.8 million reduction in interest expense on ASEC's debt that was extinguished in connection with the closing of the acquisition.

(F)
   Reflects the income tax effect for the pro forma adjustments at ASEC's effective tax rate.

     (c)     Exhibits
             --------

             Exhibit                     Description
             -------            ----------------------------

              (2) Amended and Restated Transaction Agreement dated as of June 11, 1997 by and among Computer Data Systems, Inc., Analytical Systems Engineering Corporation and the shareholders of Analytical Systems Engineering Corporation.

              (23)        Consent of Anstiss & Co., P.C.*

              (27)        Financial Data Schedule.*

              (99.1)      Press release published June 18, 1997.

              (99.2)      Credit Agreement dated as of June 13,
                          1997 by and between Computer Data
                          Systems, Inc. and NationsBank, N.A.,
                          as administrative agent.

              (99.3)      Subsidiaries Guarantee dated as of
                          June 13, 1997.


__________
*Filed herewith. Other exhibits listed above were included with the original 8-K, filed on June 27, 1997.

      Items 8-9.  N/A

                                    SIGNATURE
                                    ---------

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in Rockville, Maryland on August 29, 1997.


                                  Computer Data Systems, Inc.

                                  By:/s/ Wyatt D. Tinsley
                                     --------------------
                                     Wyatt D. Tinsley
                                     Executive Vice President
                                     (Principal Financial and
                                     Accounting Officer)

[CAPTION]
                                  EXHIBIT INDEX
                                  -------------

                                                            Sequentially
Exhibit No.       Description                               Numbered Page
-----------       -----------                               -------------

(2) Amended and Restated Transaction Agreement, dated as of June 11, 1997.

(23)              Consent of Anstiss & Co., P.C.*

(27)              Financial Data Schedule.*

(99.1)            Press release published June 18, 1997

(99.2)            Credit Agreement, dated as of June 13, 1997.

(99.3)            Subsidiaries Guarantee, dated as of June 13, 1997.



__________
*Filed herewith. Other exhibits listed above included with the original 8-K, filed on June 27, 1997.